Exhibit 5.1

OPPENHEIMER WOLFF & DONNELLY LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402-1609

www.Oppenheimer.com

Direct:	(612) 607-7243
Main:	(612) 607-7000
Fax:	(612) 607-7100
E-Mail:	TLund@oppenheimer.com

November 18, 2011

Ecolab Inc.

370 Wabasha Street North

Saint Paul, MN 55102

Re:          Ecolab Puerto Rico Savings Plan

Greetings:

You have requested our opinion with respect to whether the Ecolab Puerto Rico Savings Plan as set forth in the instrument entitled “Ecolab Puerto Rico Savings Plan” complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

It is our opinion that the plan evidenced by the Ecolab Puerto Rico Savings Plan instrument complies with the requirements of ERISA.

The undersigned consents to the filing of this opinion as an exhibit to the above-captioned registration statement.

Very truly yours,

/s/ Thomas E. Lund
Thomas E. Lund